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                                                                      Exhibit 12

STATEMENT re:  Computation of Ratios
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
                                                                                                                 Pro Forma
                                                                                                          ------------------------
                                                                                                             Year       Six Months
                                                                                         Six Months          Ended        Ended
                                                                                       Ended April 30,    October 31,   April 30,
                                                                                       ---------------
                                          1992     1993     1994     1995     1996      1996      1997        1996         1997
Fixed charges:                           -----------------------------------------------------------------------------------------
    Interest expense                     $ 0.9    $ 1.1    $ 2.8    $ 2.2    $  4.7    $  1.3    $ 7.3       $11.8        $ 9.6

Approximate portion of rental
  expense representative of an
  interest factor (1/3 of rent expense)    2.0      2.7      3.0      5.2       8.0       3.9      4.2         8.0          4.2
                                         ------------------------------------------------------------------------------------------
Total fixed charges                        2.9      3.8      5.8      7.4      12.7       5.2     11.5        19.8         13.8

Income (loss) before income taxes
  and minority interest                   41.6     35.7     15.4     40.9     (51.4)    (10.9)    (7.8)      (58.5)       (10.1)
                                         ------------------------------------------------------------------------------------------
Income (loss) before income taxes
  and minority interest and total
  fixed charges                          $44.5    $39.5    $21.2    $48.3    $(38.7)   $ (5.7)   $ 3.7      $(38.7)       $ 3.7

Ratio of earnings to fixed charges        15.3     10.4      3.7      6.5      (3.0)     (1.1)     0.3        (2.0)         0.3
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